Exhibit 99.1
Pacific Premier Bancorp, Inc. Announces Second Quarter 2012 Earnings (Unaudited)

Highlights for the second quarter of 2012 included the following:

·	Net Income Increases 116% from the Prior Quarter
·	Return on Average Equity of 25.21%
·	Fully Diluted Book Value at $9.18 Per Share
·	Loans Increase 15%
·	Deposits Increase 8%
·	Deposit Costs Fall to 63 Basis Points

Costa Mesa, Calif., July 19, 2012 -- Pacific Premier Bancorp, Inc.  (NASDAQ: PPBI) (the “Company”), the holding company of Pacific Premier Bank (the “Bank”), reported net income for the second quarter of 2012 of $5.8 million or $0.55 per share on a diluted basis, up from the second quarter of 2011 of $785,000 or $0.08 per share on a diluted basis.  For the three months ended June 30, 2012, our return on average assets was 2.28% and return on average equity was 25.21%, up from a return on average assets of 0.33% and a return on average equity of 3.88% for the same comparable period of 2011.  The increase in our net income and returns was primarily related to the acquisition of Palm Desert National Bank (“Palm Desert National”) from the Federal Deposit Insurance Corporation (“FDIC”), as receiver, on April 27, 2012.  The Palm Desert National transaction at the acquisition date included assets with a fair market value of $120.9 million, liabilities with a fair market value of $115.6 million and a bargain purchase pre-tax gain of $5.3 million.

For the first six months of 2012, the Company’s net income totaled $8.5 million or $0.80 per share on a diluted basis, up from $5.6 million or $0.52 per share for the first six months of 2011.  For the six months ended June 30, 2012, our return on average assets was 1.71% and return on average equity was 18.88%, up from a return on average assets of 1.19% and a return on average equity of 13.94% for the same comparable period of 2011.

Steven R. Gardner, President and Chief Executive Officer, commented on the recent acquisition of Palm Desert National, “Like the Canyon National Bank acquisition in 2011, the Palm Desert National acquisition has had a positive impact on our deposit composition and improved our franchise value by adding low cost transaction accounts totaling $50.1 million.  In order to maximize retention of the core customer base we acquired from Palm Desert National, our managers and business bankers concentrated on meeting their former customers.  Since the completion of the Palm Desert national acquisition, we have worked diligently to transition the accounts of our new customers in a seamless manner to the Bank and expect to have all account conversions completed by the end of the third quarter of 2012.”

Mr. Gardner commented further on the results of the second quarter of 2012, “We are pleased with our net income this quarter which was in part due to a bargain purchase pre-tax gain of $5.3 million on the Palm Desert National acquisition.  We also were pleased to see an expansion in our net interest margin quarter over quarter, expanding to 4.64% as compared to 4.31% in the first quarter of this year.  With the bargain purchase pre-tax gain and the earnings power of our franchise, the Board of Directors authorized a stock repurchase program during the current quarter.”

Mr. Gardner addressed the Company’s asset quality at the end of the second quarter of 2012, “After closing the Palm Desert National acquisition, we immediately began resolving credit issues through our multi-pronged approach to loss mitigation that proved to be effective in our prior acquisition.  Although the Palm Desert National acquisition increased the level of problem assets on our balance sheet, we expect to expeditiously have our asset quality metrics back to levels that historically lead most of our peers.  We are pleased to report that we have reduced our delinquent loans since the Palm Desert National acquisition to 0.84% of total loans and our nonperforming assets to 1.67% of total assets as of the end of the current quarter.  These credit quality metrics indicate that our problem assets are at manageable levels for our qualified staff.  Supported by our strong capital position, we will continue to analyze acquisition opportunities as they arise.  We will maintain a disciplined approach towards pricing as we believe we are well positioned to execute on acquisitions of other banks within the Southern California market in the future.”

Mr. Gardner concluded, “In our primary markets, local businesses are reporting continued slow growth along with an overall concern regarding a variety of macro-economic factors including the fiscal cliff faced by the U.S. government at the end of 2012, the upcoming presidential and congressional elections, the impact of the Affordable Care Act, the effects of the European recession and the general global slowdown in economic activity.  These concerns are leading business owners to remain cautious relative to expanding their business and making capital outlays.  We have seen residential and commercial real estate markets gradually improve, benefiting from the low interest rate environment and a slowly improving economy.  Looking to the future, we are poised to meet business and consumer banking needs with qualified personnel whose first priority is customer service.  We intend to aggressively generate new business relationships and evaluate prospects to expand our franchise.”

Net Interest Income

Net interest income totaled $11.3 million in the second quarter of 2012, up $946,000 or 9.2% from the second quarter of 2011.  The increase in net interest income reflected an increase in average interest-earning assets of $68.7 million in the current quarter to total $972.3 million and a higher net interest margin of 4.64% in the current quarter, compared with 4.58% in the second quarter of 2011.  The increase in average interest-earning assets during the current quarter was primarily due to the Palm Desert National acquisition, which added $65.3 million in interest earning assets on April 27, 2012 with a weighted average rate of 5.61%.  The increase in the current quarter net interest margin of 6 basis points primarily reflected a decrease in deposit costs of 39 basis points to 0.66% that more than offset the decrease in the yield on loans of 30 basis points to 6.57%.  The Palm Desert National acquisition added $80.9 million in deposits as of the closing of the transaction, excluding the runoff of $34.1 million in wholesale certificates of deposits in the subsequent month to the acquisition, at a weighted average cost of 42 basis points.

For the first six months of 2012, our net interest income totaled $21.3 million, up $1.9 million or 9.7% from the same period in the prior year.  The increase in net interest income was associated with higher interest-earning assets, which grew by $67.4 million to $951.8 million and a higher net interest margin which increased by 8 basis points to 4.48%.  The increase in average interest-earning assets was primarily related to the Palm Desert National acquisition.  The increase in net interest margin was predominantly impacted by a decrease in our deposit costs of 38 basis points that more than offset the decrease in our loan yield of 27 basis points.

Provision for Loan Losses

The Company did not record a provision for loan losses during the second quarter of 2012, compared with a $1.3 million provision recorded in the second quarter of 2011.  Strong credit quality metrics and recent charge-off history within our subsisting loan portfolio were significant factors in estimating the adequacy of our allowance for loan losses and our resultant decision not to provision additional amounts during the second quarter of 2012.  Net loan charge-offs amounted to $458,000 in the current quarter, down $1.2 million from the $1.7 million experienced during the second quarter of 2011.  Of the loan charge offs we experienced in the second quarter of 2012, $183,000 related to the Palm Desert National acquisition and $265,000 related to previous purchased credit impaired loans due to the decrease of estimated cash flows from original cash flow estimations.

For the first six months of 2012, no provision for loan losses was recorded and net loan charge-offs were $864,000.  This compares with a provision for loan losses of $1.4 million and net charge-offs of $1.8 million for the first six months of 2011.

Noninterest income (loss)

Our noninterest income (loss) amounted to a $6.5 million in income in the second quarter of 2012, up from a $1.1 million loss experienced in the second quarter of 2011.  The $7.6 million favorable change was primarily the result of a bargain purchase pre-tax gain of $5.3 million recognized on the acquisition of Palm Desert National and a $2.6 million favorable change in net gain (loss) on sales of loans from a less than $100,000 gain recognized in the current quarter, compared to a $2.5 million loss in the year-ago quarter.

For the first six months of 2012, our noninterest income totaled $7.5 million, compared with $4.1 million for the same period a year ago.  The increase was primarily due to a $2.5 million loss generated in the first six months of 2011, compared to a gain of less than $100,000 in 2012 and a larger bargain purchase pre-tax gain by $1.2 million in 2012 than in 2011.

Noninterest Expense

Noninterest expense totaled $8.2 million in the second quarter of 2012, up $1.4 million or 19.7% from the same period in the prior year.  Most of our noninterest expense categories increased primarily as a result of the Palm Desert National acquisition, which included increases in compensation and benefits costs of $458,000, primarily from an increase in employee count and termination costs; data processing and communication costs of $470,000, primarily from estimated system conversion costs; and other real estate owned (“OREO”) operations, net category of $423,000.  Of the total noninterest expense recorded during the second quarter of 2012, there were one-time costs of $500,000 that related to the Palm Desert National acquisition.

For the first six months of 2012, noninterest expense totaled $14.8 million, up $1.6 million or 12.4% from the first six months of 2011.  This increase during this period was primarily related to the Palm Desert National acquisition.  These increases in noninterest expense included increases in compensation and benefits costs of $797,000, data processing and communication costs of $536,000; OREO operations, net category of $307,000, premises and occupancy expenses of $181,000, partially offset by lower FDIC insurance premiums of $266,000.

Assets and Liabilities

At June 30, 2012, assets totaled $1.065 billion, up $116.9 million or 12.3% from June 30, 2011 and up $103.9 million or 10.8% from December 31, 2011.  During the second quarter of 2012, assets increased $79.9 million.  The increase during the second quarter of 2012 was predominately related to the Palm Desert National acquisition, which included at the acquisition date $63.8 million in loans, $39.5 million in cash, $11.5 million in OREO and $6.1 million in other types of assets.

Investment securities available for sale totaled $146.1 million at June 30, 2012, up $4.8 million or 3.4% from June 30, 2011 and $30.5 million or 26.4% from December 31, 2011.  During the second quarter of 2012, investment securities decreased $4.6 million or 3.1% and included sales of $44.0 million and principal payments of $4.8 million, partially offset by purchases of $43.2 million.  At June 30, 2012, 48 of our 59 private label mortgage-backed securities (“MBS”) were classified as substandard or impaired and had a book value of $2.4 million and a market value of $2.1 million.  Interest received from these securities is applied against their respective principal balances.  Our entire private label MBS were acquired when we redeemed our shares in certain mutual funds in 2008.

Net loans held for investment totaled $787.7 million at June 30, 2012, an increase of $88.1 million or 12.6% from June 30, 2011 and $57.6 million or 7.9% from December 31, 2011.  During the second quarter of 2012, loans held for investment increased $100.6 million or 14.6%.  The second quarter of 2012 included loan originations of $90.4 million, loans acquired from Palm Desert National of $63.8 million, loan purchases of $22.6 million, partially offset by loan repayments of $57.0 million and an increase in undisbursed loan funds of $17.3 million.  At June 30, 2012, the loans to deposits ratio was 87.4%, up from 86.8% at June 30, 2011, but down from 89.1% at December 31, 2011.  At June 30, 2012, our allowance for loan losses was $7.7 million, down $859,000 from the prior year balance and $864,000 from December 31, 2011.  The allowance for loan losses as a percent of nonaccrual loans was 90.9% at June 30, 2012, up from 78.2% at June 30, 2011, but down from 139.9% at December 31, 2011.  The decrease in allowance for loan losses as a percent of nonaccrual loans at June 30, 2012, compared to year-end 2011 was primarily due to the addition of nonaccrual loans acquired from Palm Desert National and to a lesser extent a decrease in the allowance balance.  At June 30, 2012, the ratio of allowance for loan losses to total gross loans was 1.0%, down from 1.2% at both June 30, 2011 and December 31, 2011.

Deposits totaled $913.2 million at June 30, 2012, up $97.2 million or 11.9% from June 30, 2011 and $84.3 million or 10.2% from December 31, 2011.  During the second quarter of 2012, deposits increased $66.5 million or 7.9%.  The increase during the second quarter of 2012 was predominately related to the Palm Desert National acquisition, which added deposits of $80.9 million at the closing of the acquisition, excluding the runoff of $34.1 million in wholesale certificates of deposit during the quarter.  During the second quarter of 2012, we had increases in noninterest-bearing accounts of $25.1 million, retail certificates of deposit of $25.0 million and interest-bearing transaction accounts of $16.4 million.  At June 30, 2012, we had no brokered deposits.  The total weighted average cost of deposits at June 30, 2012 decreased to 0.63%, from 1.02% at June 30, 2011 and from 0.89% at December 31, 2011.

At June 30, 2012, total borrowings amounted to $38.8 million, unchanged from June 30, 2011, December 31, 2011 and March 31, 2012.  Total borrowings at June 30, 2012 represented 3.6% of total assets and had a weighted average cost of 3.25%, compared with 4.1% of total assets at a weighted average cost of 3.20% at June 30, 2011 and 4.0% of total assets and at a weighted average cost of 3.23% at December 31, 2011.

Nonperforming Assets

At June 30, 2012, nonperforming assets totaled $17.8 million or 1.67% of total assets, up from $15.3 million or 1.62% at June 30, 2011 and $7.3 million or 0.76% at December 31, 2011.  During the second quarter of 2012, nonperforming loans increased $4.7 million to total $8.4 million and OREO increased $7.6 million to total $9.3 million.  Of the increase in nonperforming loans, $4.2 million related to purchased credit impaired loans that were acquired from Palm Desert National.  Of the balances at June 30, 2012, $4.7 million of nonperforming loans and $8.2 million of OREO were associated with assets acquired from Palm Desert National.

Capital Ratios

At June 30, 2012, our ratio of tangible common equity to total assets was 8.78%, with a basic book value per share of $9.30 and diluted book value per share of $9.18.

At June 30, 2012, the Bank exceeded all regulatory capital requirements with a ratio for tier 1 leverage capital of 9.48%, tier 1 risked-based capital of 11.28% and total risk-based capital of 12.18%.  These capital ratios exceeded the “well capitalized” standards defined by the federal banking regulators of 5.00% for tier 1 leverage capital, 6.00% for tier 1 risked-based capital and 10.00%, for total risk-based capital.  At June 30, 2012, the Company had a ratio for tier1 leverage capital of 9.60%, tier 1 risked-based capital of 11.35% and total risk-based capital of 12.26%.

About Pacific Premier Bancorp, Inc.

    The Company owns all of the capital stock of the Bank.  The Bank provides business and consumer banking products to its customers through our ten full-service depository branches in Southern California located in the cities of Costa Mesa, Huntington Beach, Los Alamitos, Newport Beach, Palm Desert, Palm Springs, San Bernardino and Seal Beach.  .  For additional information about the Company, visit the Company’s website www.ppbi.com.

FORWARD-LOOKING COMMENTS

The statements contained herein that are not historical facts are forward-looking statements based on management's current expectations and beliefs concerning future developments and their potential effects on the Company.  Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company.  There can be no assurance that future developments affecting the Company will be the same as those anticipated by management.  The Company cautions readers that a number of important factors could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements.  These risks and uncertainties include, but are not limited to, the following:  the strength of the United States economy in general and the strength of the local economies in which we conduct operations; the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; inflation, interest rate, market and monetary fluctuations; the timely development of competitive new products and services and the acceptance of these products and services by new and existing customers; the willingness of users to substitute competitors’ products and services for the Company’s products and services; the impact of changes in financial services policies, laws and regulations (including the Dodd-Frank Wall Street Reform and Consumer Protection Act) and of governmental efforts to restructure the U.S. financial regulatory system; technological changes; the effect of acquisitions that the Company may make, if any, including, without limitation, the failure to achieve the expected revenue growth and/or expense savings from such acquisitions; changes in the level of the Company’s nonperforming assets and charge-offs; oversupply of inventory and continued deterioration in values of California real estate, both residential and commercial; the effect of changes in accounting policies and practices, as may be adopted from time-to-time by bank regulatory agencies, the Securities and Exchange Commission (“SEC”), the Public Company Accounting Oversight Board, the Financial Accounting Standards Board or other accounting standards setters; possible other-than-temporary impairment of securities held by us; changes in consumer spending, borrowing and savings habits; the effects of the Company’s lack of a diversified loan portfolio, including the risks of geographic and industry concentrations; ability to attract deposits and other sources of liquidity; changes in the financial performance and/or condition of our borrowers; changes in the competitive environment among financial and bank holding companies and other financial service providers; unanticipated regulatory or judicial proceedings; and the Company’s ability to manage the risks involved in the foregoing.

Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the 2010 Annual Report on Form 10-K of Pacific Premier Bancorp, Inc. filed with the SEC and available at the SEC’s Internet site (http://www.sec.gov).

The Company specifically disclaims any obligation to update any factors or to publicly announce the result of revisions to any of the forward-looking statements included herein to reflect future events or developments.

Contact:

Pacific Premier Bancorp, Inc.

Steven R. Gardner
President/CEO
714.431.4000

Kent J. Smith
Executive Vice President/CFO
714.431.4000

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(dollars in thousands, except share data)

	June 30,	December 31,	June 30,
ASSETS	2012	2011	2011
	(Unaudited)	(Audited)	(Unaudited)
Cash and due from banks	$64,945	$60,207	$36,034
Federal funds sold	27	28	10,998
Cash and cash equivalents	64,972	60,235	47,032
Investment securities available for sale	146,134	115,645	141,304
FHLB stock/Federal Reserve Bank stock, at cost	12,744	12,475	13,492
Loans held for sale, net	2,401	-	-
Loans held for investment	795,319	738,589	708,096
Allowance for loan losses	(7,658)	(8,522)	(8,517)
Loans held for investment, net	787,661	730,067	699,579
Accrued interest receivable	3,968	3,885	3,984
Other real estate owned	9,339	1,231	4,447
Premises and equipment	9,429	9,819	10,108
Deferred income taxes	5,585	8,998	8,960
Bank owned life insurance	13,240	12,977	12,714
Intangible assets	2,781	2,069	2,183
Other assets	6,781	3,727	4,308
TOTAL ASSETS	$1,065,035	$961,128	$948,111
LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Deposit accounts:
Noninterest bearing	$150,538	$112,313	$122,539
Interest bearing:
Transaction accounts	327,556	287,876	283,565
Retail certificates of deposit	435,097	428,688	398,985
Wholesale certificates of deposit	-	-	10,896
Total deposits	913,191	828,877	815,985
Other borrowings	28,500	28,500	28,500
Subordinated debentures	10,310	10,310	10,310
Accrued expenses and other liabilities	16,965	6,664	11,499
TOTAL LIABILITIES	968,966	874,351	866,294
STOCKHOLDERS’ EQUITY:
Preferred stock, $.01 par value; 1,000,000 shares authorized;no shares outstanding	-	-	-
Common stock, $.01 par value; 25,000,000 shares authorized; 10,329,934 shares at June 30, 2012, 10,337,626 shares at December 31, 2011, and 10,084,626 shares at June 30, 2011 issued and outstanding	103	103	101
Additional paid-in capital	76,258	76,310	76,509
Retained earnings	18,549	10,046	5,031
Accumulated other comprehensive income, net of tax of $810 at June 30, 2012, $221 at December 31, 2011, and $123 at June 30, 2011	1,159	318	176
TOTAL STOCKHOLDERS’ EQUITY	96,069	86,777	81,817
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,065,035	$961,128	$948,111

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in thousands, except per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2012	June 30, 2011	June 30, 2012	June 30, 2011
INTEREST INCOME
Loans	$12,098	$11,750	$23,335	$22,283
Investment securities and other interest-earning assets	948	1,059	1,827	2,260
Total interest income	13,046	12,809	25,162	24,543
INTEREST EXPENSE
Interest-bearing deposits:
Interest on transaction accounts	223	369	552	814
Interest on certificates of deposit	1,224	1,792	2,651	3,615
Total interest-bearing deposits	1,447	2,161	3,203	4,429
Other borrowings	235	235	470	523
Subordinated debentures	82	77	166	153
Total interest expense	1,764	2,473	3,839	5,105
NET INTEREST INCOME BEFORE PROVISION FOR LOAN LOSSES	11,282	10,336	21,323	19,438
PROVISION FOR LOAN LOSSES	-	1,300	-	1,406
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	11,282	9,036	21,323	18,032
NONINTEREST INCOME
Loan servicing fees	214	160	391	377
Deposit fees	472	635	973	1,083
Net gain (loss) from sales of loans	10	(2,547)	10	(2,461)
Net gain from sales of investment securities	174	316	174	480
Other-than-temporary impairment loss on investment securities, net	(45)	(154)	(82)	(368)
Gain on FDIC transaction	5,340	-	5,340	4,189
Other income	364	497	662	846
Total noninterest income (loss)	6,529	(1,093)	7,468	4,146
NONINTEREST EXPENSE
Compensation and benefits	3,947	3,489	7,467	6,670
Premises and occupancy	981	878	1,859	1,678
Data processing and communications	817	347	1,184	648
Other real estate owned operations, net	590	167	737	430
FDIC insurance premiums	168	303	301	567
Legal and audit	552	501	1,038	893
Marketing expense	264	328	479	557
Office and postage expense	217	194	380	361
Other expense	669	648	1,401	1,410
Total noninterest expense	8,205	6,855	14,846	13,214
NET INCOME BEFORE INCOME TAXES	9,606	1,088	13,945	8,964
INCOME TAX	3,795	303	5,442	3,407
NET INCOME	$5,811	$785	$8,503	$5,557

EARNINGS PER SHARE
Basic	$0.56	$0.08	$0.82	$0.55
Diluted	$0.55	$0.08	$0.80	$0.52

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	10,329,934	10,084,626	10,332,935	10,067,066
Diluted	10,669,005	10,578,928	10,647,590	10,717,257

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
STATISTICAL INFORMATION
(dollars in thousands)

	For the Three Months Ended		For the Six Months Ended
	June 30, 2012	June 30, 2011	June 30, 2012	June 30, 2011
Profitability and Productivity
Net interest margin	4.64%	4.58%	4.48%	4.40%
Noninterest expense to average total assets	3.21	2.88	2.98	2.84
Efficiency ratio (1)	61.98	58.29	60.64	59.81
Return on average assets	2.28	0.33	1.71	1.19
Return on average equity	25.21	3.88	18.88	13.94

Asset and liability activity
Loans originated and purchased	$176,769	$37,323	$210,074	$208,433
Repayments	(56,967)	(21,970)	(92,186)	(30,049)
Loans sold	(584)	(11,170)	(584)	(23,852)
Increase in loans, net	102,921	8,505	59,995	144,041
Increase (decrease) in assets	79,864	(8,371)	103,907	121,295
Increase (decrease) in deposits	66,474	(16,801)	84,314	156,745
Decrease in borrowings	-	-	-	(40,000)

(1) Efficiency ratio excludes other real estate operations, net; gains and losses from sales of loans and investment securities; and gain on FDIC transaction.

	Average Balance Sheet
	Three Months Ended			Three Months Ended
	June 30, 2012			June 30, 2011
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
Assets	(dollars in thousands)
Interest-earning assets:
Cash and cash equivalents	$72,988	$35	0.19%	$63,393	$32	0.20%
Federal funds sold	27	-	0.00%	10,406	2	0.08%
Investment securities	163,151	913	2.24%	145,503	1,025	2.82%
Loans receivable, net (1)	736,178	12,098	6.57%	684,346	11,750	6.87%
Total interest-earning assets	972,344	13,046	5.36%	903,648	12,809	5.67%
Noninterest-earning assets	48,880			49,164
Total assets	$1,021,224			$952,812
Liabilities and Equity
Deposit accounts:
Noninterest-bearing	$140,352	$-	0.00%	$121,678	$-	0.00%
Interest-bearing:
Transaction accounts	323,813	223	0.28%	283,418	369	0.52%
Retail certificates of deposit	416,818	1,221	1.18%	410,022	1,777	1.74%
Wholesale certificates of deposit	3,514	3	0.34%	11,792	15	0.51%
Total deposits	884,497	1,447	0.66%	826,910	2,161	1.05%
Other borrowings	28,588	235	3.31%	28,676	235	3.29%
Subordinated debentures	10,310	82	3.20%	10,310	77	3.00%
Total borrowings	38,898	317	3.28%	38,986	312	3.21%
Total deposits and borrowings	923,395	1,764	0.77%	865,896	2,473	1.15%
Other liabilities	5,627			5,948
Total liabilities	929,022			871,844
Stockholders' equity	92,202			80,968
Total liabilities and equity	$1,021,224			$952,812
Net interest income		$11,282			$10,336
Net interest rate spread (2)			4.59%			4.52%
Net interest margin (3)			4.64%			4.58%
Ratio of interest-earning assets to deposits and borrowings			105.30%			104.36%

(1)	Average balance includes loans held for sale and nonperforming loans and is net of deferred loan origination fees, unamortized discounts and premiums, and allowance for loan losses.
(2)	Represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.
(3)	Represents net interest income divided by average interest-earning assets.

	Average Balance Sheet
	Six Months Ended			Six Months Ended
	June 30, 2012			June 30, 2011
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
Assets	(dollars in thousands)
Interest-earning assets:
Cash and cash equivalents	$84,583	$86	0.20%	$59,779	$61	0.21%
Federal funds sold	27	-	0.00%	8,165	3	0.07%
Investment securities	149,683	1,741	2.33%	158,125	2,196	2.78%
Loans receivable, net (1)	717,551	23,335	6.50%	658,365	22,283	6.77%
Total interest-earning assets	951,844	25,162	5.28%	884,434	24,543	5.55%
Noninterest-earning assets	44,690			46,658
Total assets	$996,534			$931,092
Liabilities and Equity
Deposit accounts:
Noninterest-bearing	$129,269	$-	0.00%	$104,520	$-	0.00%
Interest-bearing:
Transaction accounts	309,614	552	0.36%	268,284	814	0.61%
Retail certificates of deposit	420,226	2,649	1.27%	410,602	3,590	1.76%
Wholesale certificates of deposit	1,757	2	0.23%	9,841	25	0.51%
Total deposits	860,866	3,203	0.75%	793,247	4,429	1.13%
Other borrowings	28,577	470	3.31%	41,793	523	2.52%
Subordinated debentures	10,310	166	3.24%	10,310	153	2.99%
Total borrowings	38,887	636	3.29%	52,103	676	2.62%
Total deposits and borrowings	899,753	3,839	0.86%	845,350	5,105	1.22%
Other liabilities	6,689			6,034
Total liabilities	906,442			851,384
Stockholders' equity	90,092			79,708
Total liabilities and equity	$996,534			$931,092
Net interest income		$21,323			$19,438
Net interest rate spread (2)			4.42%			4.33%
Net interest margin (3)			4.48%			4.40%
Ratio of interest-earning assets to deposits and borrowings			105.79%			104.62%

(1)	Average balance includes loans held for sale and nonperforming loans and is net of deferred loan origination fees, unamortized discounts and premiums, and allowance for loan losses.
(2)	Represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.
(3)	Represents net interest income divided by average interest-earning assets.

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
STATISTICAL INFORMATION

	June 30, 2012	December 31, 2011	June 30, 2011
Pacific Premier Bank Capital Ratios
Tier 1 leverage ratio	9.48%	9.44%	8.80%
Tier 1 risk-based capital ratio	11.28%	11.68%	11.68%
Total risk-based capital ratio	12.18%	12.81%	12.88%

Pacific Premier Bancorp, Inc. Capital Ratios
Tier 1 leverage ratio	9.60%	9.50%	8.90%
Tier 1 risk-based capital ratio	11.35%	11.69%	11.73%
Total risk-based capital ratio	12.26%	12.80%	12.92%
Tangible common equity ratio	8.78%	8.83%	8.42%

Share Data
Book value per share (Basic)	$9.30	$8.39	$8.11
Book value per share (Diluted)	9.18	8.34	7.84
Closing stock price	8.40	6.34	6.40

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
STATISTICAL INFORMATION
(dollars in thousands)

	June 30, 2012	December 31, 2011	June 30, 2011
Loan Portfolio
Real estate loans:
Multi-family	$183,742	$193,830	$231,604
Commercial non-owner occupied	242,700	164,341	155,419
One-to-four family (1)	56,694	60,027	64,550
Construction	281	-	-
Land	11,191	6,438	8,752
Business loans:
Commercial owner occupied (2)	150,428	152,299	147,186
Commercial and industrial	84,191	86,684	70,744
Warehouse facilities	61,111	67,518	21,758
SBA	3,995	4,727	4,682
Other loans	4,019	3,390	6,497
Total gross loans (3)	798,352	739,254	711,192
Less loans held for sale, net	2,401	-	-
Total gross loans held for investment	795,951	739,254	711,192
Less:
Deferred loan origination costs/(fees) and premiums/(discounts)	(632)	(665)	(3,096)
Allowance for loan losses	(7,658)	(8,522)	(8,517)
Loans held for investment, net	$787,661	$730,067	$699,579

Asset Quality
Nonaccrual loans	$8,426	$6,093	$10,888
Other real estate owned	9,339	1,231	4,447
Nonperforming assets	17,765	7,324	15,335
Allowance for loan losses	7,658	8,522	8,517
Allowance for loan losses as a percent of total nonperforming loans	90.89%	139.87%	78.22%
Nonperforming loans as a percent of gross loans	1.06	0.82	1.53
Nonperforming assets as a percent of total assets	1.67	0.76	1.62
Net loan charge-offs for the quarter ended	$458	$527	$1,662
Net loan charge-offs for quarter to average total loans, net	0.25%	0.29%	0.97%
Allowance for loan losses to gross loans	0.96	1.15	1.20

Delinquent Loans:
30 - 59 days	$399	$699	$2,556
60 - 89 days	2,885	731	3,262
90+ days (4)	3,423	4,260	7,795
Total delinquency	$6,707	$5,690	$13,613
Delinquency as a % of total gross loans	0.84%	0.77%	1.91%

(1) Includes second trust deeds.
(2) Majority secured by real estate.
(3) Total gross loans for June 30, 2012 is net of the mark-to-market discounts on Canyon National loans of $3.7 million and on Palm Desert National loans of $11.0 million.
(4) All 90 day or greater delinquencies are on nonaccrual status and reported as part of nonperforming assets.